Date: June 4, 2009 NEWS RELEASE

For Release:	IMMEDIATELY	Hubbell Incorporated 584 Derby-Milford Road

P. O. Box 549

Orange, CT 06477

203-799-4100

Contact: William R. Sperry

HUBBELL BOARD ELECTS TWO NEW DIRECTORS

ORANGE, CT. (June 4, 2009) – The Board of Directors of Hubbell Incorporated (NYSE:  HUBA, HUBB) today announced that Lynn J. Good and Carlos A. Rodriguez were elected as Directors of the Company. These additions to the Hubbell Board bring the total number of directors to eleven.

Ms. Good is currently Group Executive and President of Duke Energy Corporation’s (NYSE: DUK) Commercial Business. Headquartered in Charlotte, NC, Duke Energy is a leading electric power company that supplies power to approximately 3.9 million customers and generated revenues of $13 billion in 2008. Ms. Good’s responsibilities include Corporate Development and Duke’s non-regulated generation operations in the U.S. and Latin America. Previously, she was Chief Financial Officer at Cinergy Corporation (since acquired by Duke Power) and had been a partner at the auditing firms of Deloitte & Touche LLP and Arthur Andersen LLP. Ms. Good graduated with a B.S. in Accountancy and Systems Analysis from Miami University of Ohio.

Mr. Rodriguez is currently the Division President for Small Business Services and the Professional Employer Organization at Automatic Data Processing, Inc. (NYSE: ADP) in Roseland, NJ. ADP is one of the largest payroll, tax filing processors and business service providers in the world, serving more than 585,000 customers with 2008 sales of $8.8 billion. Mr. Rodriguez is managing the division that provides payroll services and human resourceoutsourcing for small businesses as well as retirement services and Professional Employer Organization services. He graduated from Harvard College with a B.A. in Government and earned an MBA at the Harvard Business School.

Hubbell’s Chairman, President and Chief Executive Officer, Mr. Timothy H. Powers, said “I am very pleased that Lynn and Carlos will be joining Hubbell. Their backgrounds will enrich the perspective of our Board of Directors and will add industry, geographic and functional expertise. We look forward to their contributions for many years to come”.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2008 revenues of $2.7 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and the People’s Republic of China, and maintains sales offices in Singapore, the People’s Republic of China, Mexico, South Korea, and the Middle East. The corporate headquarters is located in Orange, CT.

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